                                                                      EXHIBIT 11

                          COLLINS & AIKMAN CORPORATION

      COMPUTATION OF EARNINGS PER SHARE IN MILLIONS, EXCEPT PER SHARE DATE

                                   (UNAUDITED)

                                                             QUARTER ENDED

                                                          JUNE 30,     JUNE 30,
                                                            2004         2003
                                                          --------     --------
Average common shares outstanding during the period:
    Basic.............................................      83.6          83.6

Incremental shares under stock options computed under
    the price of issuer's stock during the period......       --            --
                                                              --            --

    Total shares for basic EPS.........................     83.6          83.6

Income (loss) from continuing operations
    before extraordinary item..........................    (29.7)         10.7

Income from discontinued operations, net of income
    taxes.............................................        --            --

Cumulative effect of a change in accounting principle,
    Net of income taxes of $0.........................        --            --
                                                          --------     --------

    Net loss..........................................     (29.7)         10.7
                                                          ========     ========
    Loss on redemption of  subsidiary preferred stock         --            --
    Net loss attributable to common shareholders......     (29.7)         10.7
                                                          ========     ========

Net income (loss) per basic and diluted common share:
    Continuing operations..............................    (0.35)         0.13
    Discontinued operations...........................        --            --
    Cumulative effect of change in accounting principle       --            --
                                                          --------     --------
    Net loss attributable to common shareholders......     (0.35)         0.13
                                                          ========     ========